Exhibit 10.21

EMPLOYMENT AGREEMENT1

EMPLOYMENT AGREEMENT (the “Employment Agreement”), dated as of [●] (the “Effective Date”), by and between Garden Ridge Corporation, a Delaware corporation (the “Company”)  and [●] (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”) and solely for the purposes of Section 2.3 herein, GRD Holding I Corporation, a Delaware corporation (“Holding”).

WHEREAS, the Company desires to employ the Executive as [●] of the Company and wishes to acquire and be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as [●] and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.      Employment.

1.1.      Start Date; Term.  The Executive’s start date shall be [●].  Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, until either Party terminates the Employment Agreement in accordance with Section 3 hereof (the “Term”).  The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.      Duties.  During the Employment Period, the Executive shall serve as [●] of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Company shall determine from time to time, and shall report directly to the Chief Executive Officer.  In the Executive’s position of [●], the Executive shall perform duties customary for the [●] of a company similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Chief Executive Officer may reasonably assign.  The Executive’s principal place of employment shall be the Company’s headquarters in Dallas, Texas.

1.3.      Exclusivity.  During the Employment Period, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Chief Executive Officer, consistent with Section 1.2 hereof.  During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary

1Note, pursuant to a September 29, 2014 corporate restructuring, (i) Garden Ridge Corporation was merged with and into Garden Ridge Management LLC and Garden Ridge Management LLC was renamed “At Home Stores LLC” and (ii) GRD Holding I Corporation was renamed “At Home Group Inc.”

profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the board of directors of Holding (the “Board”) and (c) manage the Executive’s personal investments, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.

Section 2.      Compensation.

2.1.      Salary.  As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $[●], payable in accordance with the Company’s standard payroll policies (the “Base Salary”).  The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2.      Annual Bonus.  For each fiscal year ending during the Employment Period, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon Company performance targets determined by the Board.  The Annual Bonus shall be prorated for any partial fiscal years occurring within the Employment Period.  The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall equal [●]% of the Base Salary (the “Target Annual Bonus Opportunity”), with the actual Annual Bonus to be based on the Company’s actual performance relative to the Company performance targets set by the Board.  The maximum bonus payable shall be equal to [●]% of the Base Salary.  The Annual Bonus shall be paid in cash within three months after the end of the Company’s fiscal year.

2.3.      Initial Stock Option Grant.  On the Effective Date, Holding shall grant to the Executive an option to purchase [●] shares of Class C Common Stock of Holding, pursuant to an option agreement between Holding and the Executive, substantially in the form attached hereto as Exhibit A.  Options granted pursuant to this Section 2.3 shall have a per share exercise price equal to $[●] per share.

2.4.      Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company, and shall receive such perquisites as provided to other senior executives of the Company from time to time.

2.5.      Vacation.  During the Employment Period, the Executive shall be entitled to a minimum of four weeks’ vacation per calendar year.  The number of vacation days is prorated for the first and last calendar years of employment, and shall be determined by multiplying 20 by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365.

2.6.      Business Expenses.  The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing the

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Executive’s duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Employment Agreement shall meet the following requirements:  (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

Section 3.      Employment Termination.

3.1.      Termination of Employment.  The Company may terminate the Executive’s employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Executive (other than in the event of a termination by the Company for Cause), and the Executive may voluntarily terminate the Executive’s employment hereunder for any reason during the Term upon not less than 15 days’ written notice to the Company (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”).  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for fiscal years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.5 hereof) paid out at the per-business-day Base Salary rate, (iv) vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (v) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”); provided,  however, that if the Executive’s employment hereunder is terminated by the Company for Cause, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited.

3.2.      Certain Terminations.

(a)      Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason.  If the Executive’s employment is terminated (x) by the Company other than for Cause, death or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (i) a payment equal to one times the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date plus (ii) the Executive’s unprorated Annual Bonus for the year of such termination based on the Company’s actual performance for such year ((i) and (ii) collectively, the “Severance Amount”).  The Company’s obligations to pay the Severance Amount shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s

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execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as Exhibit B, within 45 days after the Executive’s Termination Date.  Subject to Section 3.2(c), the Base Salary portion of the Severance Amount shall be paid in equal installments on the Company’s regular payroll dates occurring during the 12-month period beginning on the first payroll date following the date on which the Release has become effective, and the Annual Bonus portion of the Severance Amount shall be paid at the same time as other bonuses are paid.

(b)      Definitions.  For purposes of Section 3, the following terms have the following meanings:

(1)      “Cause” shall mean the Executive’s having engaged in any of the following:  (A) willful misconduct or gross negligence in the performance of any of the Executive’s duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Chief Executive Officer, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive’s duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure; or (E) misconduct that would cause the Company to violate any law relating to sexual harassment or age, sex or other prohibited discrimination, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure.  If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment.  However, if, within 60 days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case the Executive’s termination of employment will be considered a for Cause termination under this Employment Agreement.

(2)      “Disability” shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

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(3)      “Good Reason” shall mean one of the following has occurred: (A) a material breach by the Company of any of the covenants in this Employment Agreement, (B) any material reduction in the Executive’s Base Salary or compensation (including the Target Annual Bonus Opportunity), (C) any material and adverse change in the Executive’s position, title or status or any change in the Executive’s job duties, authority or responsibilities to those of lesser status.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct.  The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct.  Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

(c)      Section 409A.  If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 which is subject to Section 409A shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date, (ii) the date of the Executive’s death.  For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

3.3.      Exclusive Remedy.  The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of the Executive’s employment.

3.4.      Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions the Executive  then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of Holding and its direct and indirect subsidiaries and affiliates (the “Company Group”).  The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5.      Cooperation.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4.      Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.      Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing

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plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information.  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive’s employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in the Executive’s (or reasonably capable of being reduced to her) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to the Executive’s personal benefits, entitlements and obligations; documents relating to the Executive’s personal tax obligations; the Executive’s desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.

4.2.      Non-Competition.  By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company Group, the Executive agrees that the Executive shall not, during the Employment Period and for one year following the Executive’s Termination Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any retail enterprise offering merchandise primarily in home furnishings, home décor and accessories, outdoor furnishings, garden décor, seasonal decorations or similar product categories.

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4.3.      Non-Solicitation of Employees.  During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an employee of any member of the Company Group.

4.4.      Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out the Executive’s responsibilities for the Company Group), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.

4.5.      Extension of Restriction Period.  The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6.      Proprietary Rights.  The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Executive assigns and agrees to assign all of the Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Executive’s employer.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group.  These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with the Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that the Executive holds as of the date hereof.  If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify

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and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7.      Confidentiality of Agreement.  Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further.  Anytime after this Employment Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8.      Remedies.  The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses.  In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

Section 5.      Representations.  The Executive represents and warrants that (i) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Employment Agreement and (ii) the Executive is not otherwise unable to enter into and fully perform the Executive’s obligations under this Employment Agreement.

Section 6.      Non-Disparagement.  From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders.

Section 7.      Withholding.  All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law.  The Executive shall be solely responsible for the

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payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

Section 8.      Miscellaneous.

8.1.      Indemnification.  To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.  This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence.  The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.      Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.      Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.  Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive and (ii) any member of the Company Group may enforce the provisions of Section 4.  The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4.      Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) e-mail (with electronic return receipt), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

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If to the Company:

Garden Ridge Corporation

c/o AEA Investors, LP

666 Fifth Avenue, 36th FL

New York, NY  10103

Attn: General Counsel

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY  10004

Attention:  Jeffrey Ross, Esq.

e-mail: Jeffrey.Ross@friedfrank.com

If to the Executive:     [●], at the Executive’s principal office and e-mail address at the Company (during the Employment Period), and at all times to the Executive’s principal residence as reflected in the records of the Company.

with a copy to:

[Firm]

[Address]

[Address]

Attention:

e-mail:

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.      Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of New York hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6.      Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should

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a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.7.      Entire Agreement.  From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.8.      Counterparts.  This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.      Binding Effect.  This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.10.    General Interpretive Principles.  The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Code shall be deemed to include any successor to such Section.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

GARDEN RIDGE CORPORATION

/s/_____________________________________
By:
Date:

EXECUTIVE

/s/_____________________________________
[●]
Date:

GRD HOLDING I CORPORATION (solely for purposes of Section 2.3)

/s/_____________________________________
By:
Date:

EXHIBIT A

GRD HOLDING I CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of the date of grant set forth on the signature page hereto (the “Date of Grant”), is between GRD Holding I Corporation, a Delaware corporation (together with its successors, the “Company”), and the individual whose name is set forth on the signature page hereto (the “Optionee”).

Section 1.      Grant of Option.  The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of such number of Shares (“Option Shares”) as is set forth on the signature page hereto (subject to adjustment as provided in Section 7 of the GRD Holding I Corporation Stock Option Plan (the “Plan”)) on the terms and conditions set forth in this Agreement and in the Plan, a copy of which is being delivered to the Optionee concurrently herewith and is made a part hereof as if fully set forth herein.  The grant shall be effective upon the execution of this Agreement by both parties hereto.  Except as otherwise defined herein, capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.  The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

Section 2.      Purchase Price.  The price (the “Option Price”) at which the Optionee shall be entitled to purchase Option Shares upon the exercise of the Option shall be the price per Share set forth on the signature page hereto (subject to adjustment as provided in Section 7 of the Plan).

Section 3.      Term of Option.  The Option shall be exercisable to the extent and in the manner provided herein until the close of business on the day preceding the tenth (10th) anniversary of the Date of Grant (the “Term”); provided,  however, that the Option may be earlier terminated as provided in Section 6, 7 or 8 hereof.

Section 4.      Exercisability of Option.

4.1.      Vesting.  Subject to the provisions of this Agreement and the Plan, the Option shall vest and become exercisable in accordance with the following schedule:

a)      Prior to the first anniversary of the Vesting Start Date set forth on the signature page hereto (the “Vesting Start Date”), the Option may not be exercised;

b)      On or after the first anniversary of the Vesting Start Date but before the second anniversary of the Vesting Start Date, the Option may be exercised to acquire up to twenty five percent (25%) of the aggregate number of Option Shares;

c)      On or after the second anniversary of the Vesting Start Date but before the third anniversary of the Vesting Start Date, the Option may be exercised to acquire up to fifty percent (50%) of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option;

d)      On or after the third anniversary of the Vesting Start Date but before the fourth anniversary of the Vesting Start Date, the Option may be exercised to acquire up to seventy five percent (75%) of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option; and

e)      On or after the fourth anniversary of the Vesting Start Date, the Option may be exercised to acquire up to one hundred percent (100%) of the aggregate number of Option Shares, less any Option Shares previously acquired pursuant to the Option.

f)      Notwithstanding the foregoing, if a Change in Control occurs, the Option shall become fully (100%) vested and exercisable.

The portion of the Option which has become vested and exercisable as described in this Section 4.1 is hereinafter referred to as the “Vested Portion.”

Section 5.      Manner of Exercise and Payment.

5.1.      Notice of Exercise.  Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice in such form as the Committee may require from time to time (the “Exercise Notice”), from the Optionee to the Company.  The Exercise Notice shall state that the Optionee is electing to exercise the Option, shall set forth the number of Option Shares in respect of which the Option is being exercised and shall be signed by the Optionee or, where applicable, by the Optionee’s legal representative.

5.2.      Deliveries.  The Exercise Notice described in Section 5.1 shall be accompanied by payment of the full Option Price for the Option Shares in respect of which the Option is being exercised, together with any withholding taxes that may be due as a result of the exercise of the Option, such payment to be made by delivery to the Company of (a) a certified or bank check payable to the order of the Company or (b) cash by wire transfer or other immediately available funds to an account designated by the Company.

5.3.      Issuance of Shares.  Subject to Section 13.2 of the Plan, upon receipt of the Exercise Notice and full payment for the Option Shares in respect of which the Option is being exercised, the Company shall take such action as may be necessary under applicable law to cause the issuance to the Optionee of the number of Option Shares as to which the Option was exercised and the Optionee shall cooperate to the fullest extent requested by the Company (including by executing such documents and providing such information) as may be necessary to effect the issuance of such Option Shares in compliance with all applicable law.  If the Optionee fails to make any of the deliveries required by Section 5.2 of this Agreement, the Optionee’s exercise shall not be given effect and the shares of Common Stock shall not be issued to the Optionee.

5.4.      Shareholder Rights.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Option Shares until:  (a) the Option shall have been exercised in accordance with the terms of this Agreement and the Optionee shall have paid the full Option Price for the number of Option Shares in respect of which the Option was exercised and any withholding taxes due, (b) the Company shall have issued the Option Shares to the Optionee, (c) the Optionee’s name shall have been entered as a holder of record on the books of the Company and (d) the Optionee shall have entered into the Stockholders’ Agreement.  Upon

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the occurrence of all of the foregoing events, the Optionee shall have full ownership rights with respect to such Option Shares.

Section 6.      Termination.

6.1.      Termination.  If the Optionee Terminates, (a) the Option, other than the Vested Portion of the Option, shall terminate and be of no further force and effect as of and following the close of business on the date of such Termination, and (b) the Vested Portion of the Option shall be exercisable by the Optionee during the “Post-Termination Exercise Period” (as defined below), but in no event after the expiration of the Term.  Any portion of the Vested Portion of the Option that, following the Optionee’s Termination, is not exercised prior to the expiration of the Post-Termination Exercise Period shall terminate at the end of the Post-Termination Exercise Period.  Notwithstanding anything in this Agreement or the Plan to the contrary, the Option, whether or not exercisable, shall immediately terminate upon a Termination of the Optionee by the Company or a Subsidiary of the Company for Cause.

6.2.      “Post-Termination Exercise Period” shall mean the period commencing on the Optionee’s Termination and ending at the close of business on the forty-fifth (45th) day after the date of the Optionee’s Termination.  Notwithstanding anything to the contrary herein, in the event of the Optionee’s death or Disability, the Post-Termination Exercise Period shall mean the period commencing on the Optionee’s death or Disability and ending at the close of business on the one-hundred and eightieth (180th) day after the date of the Optionee’s death or Disability.

Section 7.      Prohibited Activities.   In consideration of and as a condition to the grant of the Option, the Optionee agrees to the following covenants:

7.1.      No Sale or Transfer.  The Optionee shall not sell, transfer, assign, grant a participation in, gift, hypothecate, encumber, mortgage, create any lien, pledge, exchange or otherwise dispose of the Option or any portion thereof other than to the extent permitted by Section 6.2 of the Plan or to any transferee described in Section 2.2(a)(iv) of the Stockholders’ Agreement.

7.2.      Right to Terminate Option.  The Optionee understands and agrees that the Company has granted this Option to the Optionee to reward the Optionee for the Optionee’s future efforts and loyalty to the Company and its Affiliates by giving the Optionee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if (a) the Optionee violates the Optionee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Optionee is a party, or (b) the Optionee breaches or violates the Optionee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Optionee is a party, or (c) the Optionee engages in any activity prohibited by Section 7.1 of this Agreement, or (d) the Optionee breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Optionee is a party, or (e) the Optionee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Optionee is a party, or (f) the Optionee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Option (including the Vested Portion of the Option), or any unexercised portion thereof, which shall be of no further force and effect.  “Restrictive Agreement” shall mean any

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agreement between the Company or any Subsidiary and the Optionee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Optionee.

7.3.      Remedies.  The Optionee specifically acknowledges and agrees that its remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Optionee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Optionee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

Section 8.      Corporate Transaction.  The provisions of Section 8 of the Plan shall apply to this Option in the event of a Corporate Transaction.

Section 9.      Miscellaneous.

9.1.      Acknowledgment.  The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as the same may be amended from time to time.  The Optionee hereby acknowledges that the Optionee has reviewed the Plan and this Agreement and understands the Optionee’s rights and obligations thereunder and hereunder.  The Optionee also acknowledges that the Optionee has been provided with such information concerning the Company, the Plan and this Agreement as the Optionee and the Optionee’s advisors have requested.

9.2.      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)      Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

(b)      Submission to Jurisdiction; Waiver of Jury Trial.  Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation.  To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and

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bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

9.3.      Specific Performance.  Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other parties, for which there is no adequate remedy at law.  Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other parties shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties.  Such remedies shall be in addition to any other remedies (including monetary damages) to which the other parties may be entitled at law or in equity.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

9.4.      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.5.      Notice.  Unless otherwise provided herein, all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by email, (b) on the date the delivering party receives confirmation, if delivered by facsimile, (c) three (3) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) business day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section:

(a)       If to the Company:

GRD Holding I Corporation

c/o AEA Investors LP

666 Fifth Avenue, 36th Floor

New York, NY  10103

Facsimile:  (212) 888-1459

Attention:  General Counsel

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

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One New York Plaza
New York, New York 10004
Facsimile: (212) 859-4000
Attention:  Jeffrey Ross, Esq.

(b)      If to the Optionee, at the most recent address and facsimile number contained in the Company’s records.

9.6.      Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any of their respective successors, personal representatives and permitted assigns who agree in writing to be bound by the terms hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Optionee without the prior written consent of the Company.  In addition, the Investor Group shall be a third party beneficiary of this Agreement and shall be entitled to enforce this Agreement.  In connection with the transfer of any securities of the Company held by the Investor Group, the Investor Group shall be entitled to assign its rights and obligations hereunder to an Affiliate of any of the Investor Group and, to the extent permitted by the Plan, to a third party.

9.7.      Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, or supplemented, in whole or in part, only in a writing signed by all parties hereto.  The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. The waiver by a party hereto of a breach by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of such breach by any other party hereto except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.8.      Counterparts.  This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

9.9.      Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.10.    Withholding.  Whenever Option Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Optionee to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the shares of Common Stock and the delivery of any certificate or certificates for such shares of

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Common Stock.  The Optionee agrees to indemnify the Company against any national, federal, state and local withholding taxes for which the Company may be liable in connection with the Optionee’s acquisition, ownership or disposition of any Option Shares.

9.11.    No Right to Continued Employment or Business Relationship.  This Agreement shall not confer upon the Optionee any right with respect to continued employment or a continued business relationship with the Company or any Affiliate thereof, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to Terminate such Optionee at any time.

9.12.    General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

GRD HOLDING I CORPORATION

By:
Name:
Title:

Agreed and acknowledged as
of the Date of Grant:

[●]

Optionee’s Name:	[●]

Date of Grant:	[●]

Vesting Start Date:	[●]

Shares Subject to the Option:	[●]

Option Price:	[●]

EXHIBIT B

You should consult with an attorney before signing this release of claims.

Release of Claims

1.      In consideration of the payments and benefits to be made under the Employment Agreement, dated as of  [●] (the “Employment Agreement”), to which [●] (the “Executive”) and Garden Ridge Corporation, a Delaware corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holding (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)        rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(B)        the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)        claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)        rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(E)        any matters which expressly survive the execution of this Release as set forth in the Employment Agreement, the terms and conditions of which are incorporated herein by reference; and

(F)        rights granted to Executive during the Executive’s employment related to the purchase of equity of Holding (as defined in the Employment Agreement).

2.      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.      The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided,  however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.      As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that the Executive has been given but not utilized a period of 21 days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to claims arising under the ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.      Other than as to rights, claims and causes of action arising under the ADEA, this Release shall be immediately effective upon execution by the Executive.

7.      The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.      The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.    The Executive acknowledges that the Severance Amount the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.    Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.    This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.    The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.    This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

15.    This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.    Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Michigan without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

GARDEN RIDGE CORPORATION

By:
Name:
Title:

EXECUTIVE

Name: [●]

Schedule of Substantial Differences

This schedule of substantial differences is not part of the preceding form of employment agreement.

Mr. Norman E. McLeod’s employment agreement is substantially similar to the preceding form except (i) his agreement provides for 25 days of paid time off rather than at least 4 weeks’ vacation, mutual non-disparagement, and indemnification to the fullest extent permitted by law, (ii) “Good Reason” includes (A) relocation of more than 50 miles from the Company’s Plano, Texas location, and (B) the Company ceasing development of new store locations and being unable to assign him alterative job duties and responsibilities for which he is reasonably qualified, and (iii) severance benefits upon a qualifying termination include health benefits (or payment or reimbursement of COBRA costs for him and his family) for 12 months post-termination, and, if termination is for the Good Reason event described in (ii)(B) above, base salary continuation extending for an additional 12 months.